SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)               January 13, 2017

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia		30350
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| __ |	Written communications pursuant to Rule 425 under the Securities Act

| __ |	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

| __ |	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

| __ |	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers.

On January 13, 2017, the Board of Directors (the “Board”) of Perma-Fix Environmental Services, Inc. (the “Company”) unanimously elected Mr. Robert Cochran, age 63, to the Board to fill the vacancy left by Mr. Jack Lahav, who retired from the Board effective October 27, 2016. The Board also unanimously determined that, as of the date of his election, Mr. Cochran qualified as an “Independent Director” under applicable NASDAQ rules.

Since November 2015, Mr. Cochran has been President and CEO of CTG, LLC, a company that provides strategic business development support, as well as acquisitions and business/management restructuring activity support. Since April 2012, Mr. Cochran has been a director of Longenecker & Associates, Inc., a privately held consulting firm that provides highly specialized, fast-response technical-management support to nuclear and environmental industries. From March 2012 to November 2015, Mr. Cochran served as President and Officer Director of CB&I Federal Services, LLC (a subsidiary of Chicago Bridge & Iron Company, NYSE: CBI), which provides mission-critical services primarily to the U.S. federal government. From 2006 to 2011, Mr. Cochran served as President of B&W Technical Service Group, Inc., a subsidiary of The Babcock & Wilcox Company (NYSE: BW), which provides support to government and commercial clients, including management and operation of complex high-consequence nuclear facilities, nuclear material processing and manufacturing, classified component manufacturing, engineering, procurement and construction of major capital projects, nuclear safeguards and security, environmental cleanup and remediation, and nuclear-facility deactivation. From 2007 to 2011, Mr. Cochran served as Chairman of the Board of Pantex LLC and B&W Y-12, where he had direct responsibility for the performance and operations associated with nuclear weapons production enterprise. Before joining The Babcock & Wilcox Company, Mr. Cochran worked for more than 20 years in operations and development within the engineering, construction, facilities management and operations, environmental technology, and remediation industries. This experience includes serving as President and Chief Executive Officer of MAGma LLC, where he provided management and operational restructuring, strategic development, and acquisition/divestiture services to the public utility, engineering and construction, and Department of Energy business sectors. Additionally, as its Senior Vice President, Mr. Cochran led Tyco Infrastructure’s development and delivery of services, opening new markets and service areas valued at more than $1 billion. Mr. Cochran received an executive M.B.A. from the University of Richmond’s Robins School of Business and a B.S. from James Madison University.

Pursuant to the Company’s 2003 Outside Directors Stock Plan (“Outside Directors Stock Plan”), upon election to the Board, Mr. Cochran will receive an option to purchase up to 6,000 shares of the Company’s common stock at an exercise price of $3.795 per share. The option will vest six months from date of grant and has a term of ten years. As a director, Mr. Cochran is entitled to receive a quarterly fee of $8,000, a fee of $1,000 for each board meeting he attends in person, and a $500 fee for each meeting he attends via conference call. Under the Outside Directors Stock Plan, each outside director, including Mr. Cochran, shall receive at the director’s option, either 65% or 100% of his director’s fee in the Company’s common stock. If an outside director elects to receive 65% of his director’s fee in common stock, then he will receive (1) the number of shares of common stock determined by dividing 65% of his director’s fee by 75% of the fair market value of one share of the Company’s common stock and (2) 35% in cash or its equivalent. If the outside director elects to receive 100% of his fee in the Company’s common stock, he will receive the number of shares of common stock determined by dividing his director’s fee by 75% of the fair market value of one share of the Company’s common stock. For purposes of calculating the foregoing, the fair market value of one share of the Company’s common stock will be the closing price for one share of the Company’s common stock on the business day immediately preceding the date that the director’s fee is due.

There are no transactions involving Mr. Cochran and the Company required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     January 19, 2017

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Vice President and Chief Financial Officer

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